Exhibit 99.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

By and Among

PAINCARE SURGERY CENTERS II, INC.

And

SURGERY PARTNERS HOLDINGS, LLC

And

SURGERY PARTNERS OF CORAL GABLES, LLC

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Exhibits

Exhibit C	Dr. Demeo Purchase Agreement
Exhibit 1.1	First Amendment to Amended and Restated Limited Partnership Agreement
Exhibit 1.1.1	Closing Statement
Exhibit 1.1.2	Escrow Agreement
Exhibit 1.1.3	Purchase Price Allocation
Exhibit 1.3	Assignment of Subject Interests
Exhibit 2.4.2	Partnership Interests
Exhibit 2.6	UCC Searches
Exhibit 2.10.1	Tax Returns
Exhibit 2.11	Financial Statements
Exhibit 5.1.7	Management Agreement
Exhibit 5.1.8	Real Estate Lease
Exhibit 5.1.17	Mutual Release

Schedules

Schedule 2.2	Authorizations
Schedule 2.4	Permitted Encumbrances
Schedule 2.6(a)	Asset Encumbrances
Schedule 2.6(b)	Assets
Schedule 2.7	Contracts
Schedule 2.11	Financial Statement
Schedule 2.12	Banking Arrangements
Schedule 2.13	Partnership Interests Liabilities or Encumbrances
Schedule 2.14	Licenses
Schedule 2.22.1	Employee Benefit Plans
Schedule 2.22.7	Benefit or Compensation Triggers
Schedule 2.22.14	Hired Employees
Schedule 2.22.15	Payroll of Company
Schedule 2.23	Insurance Coverage
Schedule 2.23(b)	Exceptions to Insurance Coverage
Schedule 2.24	Accounts Receivable
Schedule 2.25.2	EHS Permits
Schedule 2.28	Real Properties and Leases
Schedule 2.29	Medical Staff & Vendors
Schedule 6.2.5	Consents

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of August 3, 2007 (the “Effective Date”), by and between SURGERY PARTNERS HOLDINGS, LLC, a Florida limited liability company (“Surgery Partners”), SURGERY PARTNERS OF CORAL GABLES, LLC, a Florida limited liability company (“SPCG”, and together with Surgery Partners, the “Purchaser”) and PAINCARE SURGERY CENTERS II, INC., a Florida corporation (the “Seller”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” All terms capitalized for purposes other than grammar or syntax shall have the meanings set forth in Article XI below.

RECITALS

A. The Seller owns a majority of the outstanding partnership shares of PSHS Beta Partners, Ltd., doing business as “The Gables Surgical Center” (the “Company”), which Company owns and operates a free standing, multi-specialty, Florida licensed and Medicare certified ambulatory surgery center located at 401 S. LeJeune Road Miami, Florida 33134 (the “Center” or the “Business”);

B. The Purchaser desires to purchase and acquire from the Seller, and the Seller desires to sell, convey, and transfer to the Purchaser, all of Seller’s partnership interests in the Company remaining as of the Closing Date (the “Subject Interests”), all as more particularly described herein;

C. Concurrently with this transaction, Purchaser is purchasing seven and fourteen one-hundredths percent (7.14%) of the outstanding partnership shares in the Company from Dr. Ronald Demeo (“Dr. Demeo”) pursuant to that certain purchase agreement between Purchaser and Dr. Demeo, executed on the Effective Date hereof and attached hereto as Exhibit C.

D. Thus, upon the Closing, the Purchaser will own seventy and twenty-three one-hundredths percent (70.23%) of the issued and outstanding partnership interests of the Company (the “Partnership Interests”);

NOW, THEREFORE, in consideration of the above premises and the promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	Purchase and Sale of Subject Interests.

At the Closing, as defined at Section 6.1 below, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to Purchaser, the Subject Interests, free and clear of any and all liens, claims, security interests, rights of first refusal, options, warrants, charges, pledges, voting agreements, trusts, restrictions of any nature, or other encumbrances of any nature whatsoever (“Encumbrance(s)”), other than such encumbrances to which the Subject Interests are subject pursuant to the terms of that certain Amended and Restated Limited Partnership Agreement, as amended by the “First Amendment”, a copy of which is attached hereto as Exhibit 1.1, dated as of the Closing Date (as defined at Section 6.1 below) (collectively, the “Amended and Restated Limited Partnership Agreement”) (the “Permitted Encumbrances”).

1.1 Purchase Price.

1.1.1 Defined. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of the Seller set forth herein, and as consideration for the sale of the Subject Interests as contemplated herein, the Purchaser agrees to tender to the Seller an aggregate amount of Four Million One Hundred Five Thousand Three Hundred Nineteen and 00/100 Dollars ($4,105,319.00) (the “Purchase Price”). The Purchase Price shall be payable in accordance with that certain Closing Statement attached hereto as Exhibit 1.1.1 attached hereto and incorporated herein by reference.

1.1.2 Escrow Agreement and Effective Date of Sale. The Parties acknowledge and agree that as of the Effective Date, the Parties shall enter into that certain Escrow Agreement substantially in the form attached hereto as Exhibit 1.1.2 (the “Escrow Agreement”) and have agreed that Citibank, N.A. shall serve as escrow agent (the “Escrow Agent”). In connection with the purchase of the Subject Interests, the Purchaser has submitted a change of ownership application to the Florida Agency for Health Care Administration (“AHCA”) for a license to operate the Center. Pursuant to the terms of the Escrow Agreement, the Purchaser shall deposit with the Escrow Agent Four Million Six Hundred Twenty-Four Thousand Nine Hundred Thirty-Three and 00/100 Dollars ($4,624,933.00) on the Effective Date (the “Escrow Deposit”), which amount includes the Purchase Price and other transaction-related expenses and payments itemized on the Closing Statement to be released from escrow in accordance with the terms of the Escrow Agreement and upon the satisfaction of the closing conditions set forth in Section 5 of this Agreement unless otherwise waived.

The Parties further acknowledge and agree that the Escrow Agreement shall provide for the establishment of an escrow holdback amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) of the Purchase Price (the “Escrow Holdback Amount”), which shall remain in escrow with the Escrow Agent after the Closing pursuant to the terms of the Escrow Agreement. Upon the Escrow Agent’s receipt of written notice from the Purchaser and the Seller that AHCA has issued a license to the Purchaser to operate the Center and the Closing has occurred, the Escrow Agent shall disburse the Escrow Deposit less the Escrow Holdback Amount in accordance with the Closing Statement. The Parties acknowledge and agree that the effective date of the sale of the Subject Interests shall be the Effective Date, and all of the financial and economic benefits of the Subject Interests shall accrue during the period commencing on the Effective Date and continuing through the Closing Date, including, but not limited to, the recognition of profits and losses attributed to the Subject Interests and the right to receive the revenues and cash flows associated with the Subject Interests.

1.1.3 Purchase Price Allocation. The parties mutually agree on the allocation of the Purchase Price among the Company’s assets in accordance with Exhibit 1.1.3, attached hereto and incorporated herein by reference.

1.2 Minimum Cash Balance/ Current Liabilities. At Closing, (i) the Business shall have a collective minimum cash balance of Fifty Thousand and 00/100 Dollars ($50,000.00) in the Partnership’s bank accounts, and (ii) the current liabilities of the Business, calculated in accordance with generally accepted accounting principles (“GAAP”), shall not exceed 4 1/2 times the total amount of cash in the Partnership’s bank accounts (the “Target Ratio”).

At Closing, the Seller shall prepare a balance sheet as of the Closing Date (the “Closing Balance Sheet”), which shall be delivered to the Purchaser within fifteen (15) business days after closing and shall reflect the ratio of the current liabilities of the Business to the total amount of cash in the Partnership’s bank accounts as of the Closing Date (the “Closing Date Ratio”). The Purchaser shall have fifteen (15) business days from receipt of the Closing Balance Sheet to notify Seller of any objections Purchaser may have with respect thereto (the “Purchaser’s Notice”). The Parties will attempt to resolve in good faith any disagreements with respect to the Closing Date Ratio as reflected in the Closing Balance Sheet. If the Parties are unable to resolve such disagreements, within five (5) business days from Seller’s receipt of Purchaser’s Notice, then the matter shall be decided by an accountant mutually agreed upon by the Parties, whose decision shall be final and binding on all Parties. The cost of hiring said accountant to resolve this dispute shall shared equally by the Parties.

If the current liabilities of the Business as of the Closing Date exceed 4 1/2 times the total amount of cash in the Partnership’s bank accounts as of the Closing Date, the Purchase Price shall be reduced by the difference of cash required to reduce the Closing Date Ratio to the Target Ratio. Furthermore, if the total amount of cash in the Partnership’s bank accounts is less than Fifty Thousand and 00/100 Dollars ($50,000.00) as of the Closing Date, such shortfall, and any other amounts owed to the Purchaser, shall be paid by the Seller within ten (10) days after a final determination. All payments under this Section shall be by wire transfer of immediately-available funds to an account designated by the party entitled to receive any such payments. Any payments due under this Section shall bear interest at five percent (5%) per annum from the date on which such amount is due.

1.3 Assignment. The sale, assignment, transfer and delivery of the Subject Interests shall be made by the execution and delivery at the Closing of an Assignment by the Seller in favor of the Purchaser, in the form of Exhibit 1.3 attached hereto (the “Assignment”), and such other instruments of assignment, transfer and conveyance as the Purchaser shall reasonably request.

1.4 Further Acts and Assurances. The Seller shall, at any time and from time to time at and after the Closing, upon request of the Purchaser, take any and all steps necessary to place the Purchaser in possession and operating control of the Subject Interests to be transferred hereunder, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the transferring and confirming to Purchaser or to its successors or permitted assigns, or for reducing to possession, the Subject Interests.

2.	Representations And Warranties Of the Seller.

The Seller hereby makes the representations and warranties to the Purchaser set forth below in this Section 2 as of the date of this Agreement and as of the date of the Closing (as though made then and as though the date of the Closing were substituted for the date of this Agreement throughout this Section 2).

2.1 Organization and Standing of the Seller. The Seller is a business corporation duly organized and validly existing in good standing under the laws of the State of Florida with full power and authority to own, operate and lease its property and assets and to carry on its business as now being conducted, and as proposed to be conducted.

2.2 Authorization and Binding Effect of the Seller. The Seller has all necessary authority and power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required to be taken to authorize the execution, delivery and performance of this Agreement, and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by the Seller, and constitutes the valid and binding agreement or commitment of the Seller in accordance with its terms. Except as specified otherwise on Schedule 2.2 attached hereto, the execution of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation of the transaction contemplated hereby by the Seller will not require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit termination of, or result in the creation or imposition of any lien upon any properties or assets of the Seller or the Company or the Subject Interests under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Seller or the Company are a party or by which the Seller or the Company or any of their respective assets or properties or the Subject Interests is bound or encumbered.

2.3 Organization of the Company. The Company is a limited partnership duly organized and validly existing in good standing under the laws of the State of Florida, has full power and authority to own and operate its property and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its property or business requires. The Seller has delivered to the Purchaser true, accurate and complete copies of the Company’s Certificate of Limited Partnership, which reflect all amendments made thereto at any time prior to the Closing Date. Neither the Seller nor the Company is in default under or in violation of any provision of (i) the Company’s Certificate of Limited Partnership or the Company’s Amended and Restated Limited Partnership Agreement, or (ii) any outstanding note, bond, indenture, mortgage, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company is a party. The Seller has either provided, or has otherwise made available to the Purchaser, true, correct and complete copies of all organizing documents, minute books and other books and records of the Company.

2.4 Ownership of the Company. The Subject Interests represent sixty-three and nine one-hundredths percent (63.09%) of the Partnership Interests of the Company. The Subject Interests, are validly issued, fully paid and nonassessable. The Seller is the record and beneficial owner and holder of, and has good title to, the Subject Interests, free and clear of any and all Encumbrances, other than the Permitted Encumbrances. Except as set forth in Schedule 2.4, there are no existing agreements, options, warrants, rights, calls or commitments of any character to which the Seller or the Company is a party, or by which the Seller or the Company is bound.

2.5 Subsidiaries. The Company does not own and is not obligated to purchase any equity interest in or any other right convertible into or exchangeable for an equity interest in any entity. Except for the Company, the Seller does not own and is not obligated to purchase any equity interest in or any other right convertible into or exchangeable for an equity interest in any entity.

2.6 Assets.

2.6.1 Good and Marketable Title. Except as disclosed in Schedule 2.6(a), the Company has good and marketable title to all of its assets, including those listed on Schedule 2.6(b), or on the Financial Statements (the “Assets”), free and clear of Encumbrances. The UCC searches, attached as Exhibit 2.6 hereto, show all security interests of record relating to such Assets in every place where such security interests are legally required to be filed and include copies of all such financing statements The Assets constitute all of the assets of the Company which are necessary or appropriate for the continued operation of the Business.

2.6.2 Location of Assets. All Assets consisting of equipment are located at the Center and are in good working condition, except for reasonable wear and tear and are sufficient for the purposes for which currently used and for the purpose proposed to be used in the operation of the Business. To the best of Seller’s knowledge, there is no need to replace or purchase any material equipment for use in the operation of the Business. All such Assets are reflected in the Financial Statements at net book value.

2.7 Agreements and Commitments.

2.7.1 Schedule of Contracts. Schedule 2.7 sets forth each Material Provider Contract, as defined in Section 2.7.2, and each Business Contract, as defined in Section 2.7.3, to which the Company will become a party to or by which the Company will be bound on and after the Closing Date (collectively, the “Contracts”). Except as noted in Schedule 2.7, all the Contracts are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under the Contracts, each is with unrelated third parties and was entered into on an arm’s length basis in the ordinary course of business, and all will continue to be binding in accordance with their terms as of the close of business on the Closing Date. Except as set forth on Schedule 2.7 no consent of any party to the Contracts is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby and all Contracts will be validly vested with the Company as of the Closing Date. The Company and the Seller have no present expectation or intention of not fully performing all such obligations required pursuant to the Contracts. True, accurate and complete copies of all the Contracts have been delivered to Purchaser by the Seller. Except as disclosed in Schedule 2.7, the Company is not a party to, or bound by any of the following:

(i) covenant not to compete that limits the conduct of the Center as presently conducted;

(ii) contract (other than this Agreement) with (A) any of Seller or any Affiliate (other than the Company) or (B) any officer, director or employee of the Company of Seller, any limited partners, or any Affiliate of any of said parties;

(iii) lease, sublease or similar contract with any Person (other than the Company) under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Company Asset or (B) any portion of any premises otherwise occupied by the Company;

(iv) license, sublicense, option or other agreement relating in whole or in part to the company Intellectual Property (including any license or other agreement under which the Company is licensee or licensor of any Intellectual Property);

(v) contract under which the Company has borrowed any money from, or issued any note, bond, debenture or under which the Company has incurred Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other indebtedness of the Company (other than in favor of the Company) in any such case which, individually, is in excess of $10,000;

(vi) contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person other than the Company, has directly or indirectly guaranteed indebtedness or liabilities of the Company; (B) the Company has directly or indirectly guaranteed indebtedness or liabilities of any Person, other than the Company (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $10,000; or (C) the Company has agreed to indemnify any third party;

(vii) contract under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, a Person (other than the Company and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $10,000;

(viii) material contract granting a lien (other than Permitted Liens) upon any Company Asset;

(ix) contract for the sale of any Asset of the Company with a book value of $10,000 individually or $25,000 in the aggregate (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such contract entered into in the ordinary course of business after the date of this Agreement and no in violation of this Agreement;

(x) contract with or license or permit by or from any governmental entity;

(xi) contract for any joint venture, partnership or similar arrangement;

(xii) contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such contract in excess of $10,000 by the Company;

(xiii) contract that has an aggregate future Liability to any Person (including the Company) in excess of $10,000 and is not terminable by the Partnership by notice of not more than 90 days for a cost of less than $5,000 (including purchase orders and sales orders except purchase orders and sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement); or

(xiv) contract other than as set forth above to which the Company is a party or by which it or any of its assets or the Center is bound or subject that is material to the Center or to the Company or the use or operation of its assets, including payor contracts.

2.7.2 Material Provider Contract. For purposes of this Agreement, the term “Material Provider Contract” means any contract with a third party payor, including, without limitation, employers, insurance companies and managed care companies, to provide health care services to patients at the Center and which during the twelve (12) month period ending June 1, 2007 reimbursed the Seller for ten (10) or more cases performed at the Center.

2.7.3 Business Contract. For purposes of this Agreement, the term “Business Contract” means any written or oral commitment, contract, lease agreement or other instrument, which is not with a third party payor to provide health care services to patients at the Center, and which may have a material effect on the Subject Interests or to the Business.

2.8 Litigation. There is no litigation, arbitration, governmental claim, or proceeding, pending or, to the Seller’s knowledge, threatened, against the Company or the Seller, at law or in equity, before any court, arbitration tribunal or governmental agency. To the Seller’s actual knowledge, there is no litigation, arbitration, governmental claim, or proceeding, pending or threatened against Dr. Demeo or any of the other limited partners of the Company.

2.9 Court Orders, Decrees and Compliance with Laws. There is no outstanding or, to the Seller’s knowledge, threatened, any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company or the Partnership Interests, including the Subject Interests. There are no proceedings against the Company or the Seller and, to the Seller’s knowledge, no such investigation or proceeding is being threatened.

2.10 Taxes.

2.10.1 Tax Returns. All tax returns (“Tax Returns”) required to be filed by or on behalf of the Seller or the Company with respect to the Center or otherwise have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was true, complete and correct in all material respects. All Taxes (as defined in Section 2.10.2 below) with respect to taxable periods or portions thereof covered by such Tax Returns and all other Taxes (without regard to whether a Tax Return was or is required) for which the Company or the Seller are otherwise liable and that are due have been paid in full. True, correct and complete copies of the Tax Returns of the Seller for the years 2004, 2005 and 2006 are attached hereto as Exhibit 2.10.1.

2.10.2 Taxes. For purposes of this provision, the term “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any governmental entity, and including any interest, penalties and additions attributable thereto. All Taxes which are required to be withheld or collected by the Company or the Seller have been paid to the proper taxing authority or properly segregated or deposited as required by applicable laws. There are no liens for Taxes upon any property or Assets of the Company or the Seller except for liens for Taxes not yet due and payable. Neither the Seller nor the Company has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other taxing authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery) is correct and in compliance with the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

2.10.3 Tax Audit. No audit of the Company’s or the Seller’s Tax Returns by any taxing authority is currently pending or to the Seller’s knowledge threatened, and no issues have been raised by any taxing authority in connection with any Tax Returns. No material issues have been raised in any examination by any taxing authority with respect to the Company or the Seller which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties, or operations of the Company on the Tax Returns filed by or on behalf of the Company for all taxable years (including the supporting schedules therewith), available copies of which have been supplied to the Purchaser, in all material respects state accurately the information requested with respect to the Company and the Seller and such information was derived from the books and records of the Company and the Seller.

2.11 Financial Statements. Attached hereto as Exhibit 2.11 are true, correct and complete copies of the following financial statements of the Company (the “Financial Statements”): (i) balance sheets and statements of income of the Company as of and through the period ended October 31, 2004, October 31, 2005, and fiscal year December 31, 2006; and (ii) balance sheets and statements of income and statements of cash flow (and of partner capital, if applicable) for the Company as of and for the five (5) months ended May 31, 2007. The Financial Statements have been prepared in accordance with accounting on a cash basis for 2004 and on an accrual basis for 2005 and 2006. The Financial Statements fairly present the financial position of the Company as of and for the periods indicated thereon. The Financial Statements reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, existing at the dates hereof. Except as set forth on Schedule 2.11, the Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) other than (i) liabilities set forth in the Financial Statements (including the notes thereto); or (ii) liabilities and obligations which have arisen after the date of the Financial Statements in the ordinary course of business. Since May 31, 2007, there has occurred no fact, event or circumstance that has had, or could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement or set forth in Schedule 2.11, since May 31, 2007, the Company has conducted its business in the ordinary course of business consistent with past custom and practice.

2.12 Banking Arrangements. Schedule 2.12 attached hereto sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

2.13 Liabilities and Encumbrances. Except as disclosed in Schedule 2.6(a) and Schedule 2.13, there are no Encumbrances on the Partnership Interests, including the Subject Interests (other than the Permitted Encumbrances), or the Assets, and the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise. Except as disclosed in Schedule 2.6(a) and Schedule 2.13, there are no facts in existence on the date hereof known or which should be known to the Seller which might reasonably serve as the basis for any Encumbrance or other liability or obligation of the Company.

2.14 Licenses. Schedule 2.14 sets forth a true, complete and accurate summary description of all such licenses and permits owned or held by the Company relating to the ownership, development or operations of the Business or any of the Assets, (the “Licenses”) all of which are now and as of Closing Date shall be in good standing and not subject to meritorious challenge, and to the knowledge of the Seller, no suspension or cancellation of any such Licenses is threatened, and there is no basis for believing that any such Licenses will not be renewable upon expiration.

2.15 Legal and Regulatory Compliance. The Company is and has been in compliance with all applicable statutes, rules, regulations, administrative order and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over the Company, and the Center, including, but not limited to, the false claims, false representations, anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws (42 U.S.C. § 1320a-7 et seq.) and the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn). The Company has timely and accurately filed all requisite reports, returns, data, and other information required by federal, state, municipal or other governmental authorities which control, directly or indirectly, any of the Company’s activities to be filed with any commissions, boards, bureaus, and agencies and has paid all sums heretofore due with respect to such reports and returns. No such report or return has been inaccurate, incomplete or misleading. The Company has timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which the Company participates that are due on or before the Closing Date or which relate to services provided on or before the Closing Date. The Company has not billed for any services not provided at the Center. There are no Claims pending or scheduled, or to the best of Seller’s knowledge threatened, before any authority, including without limitation any intermediary, carrier, or other state or federal agency with respect to any Medicare and Medicaid claim filed by the Company on or before the Closing Date, or program compliance matters, which could have a detrimental effect on the Company, the operations or utility thereof, or the consummation of the transactions contemplated hereby. Except for routinely scheduled Medicare and Medicaid program participation and certification surveys pursuant to the Company’s Medicare and Medicaid contracts and filings, the Seller is not aware of any program integrity review related to the Company conducted by any authority in connection with the Medicare or Medicaid programs and to the best of Seller’s knowledge, no such review is scheduled, pending, or threatened against or affecting the Company, the Center, Assets, or the consummation of the transactions contemplated hereby, and the Seller is not aware of any reasonable basis for such a program integrity review.

2.16 Physicians. To the Seller’s actual knowledge, during the three (3) years preceding the Closing Date, each limited partner of the Company and each physician performing who has performed procedures at the Center:

2.16.1 Has been duly licensed and registered, and in good standing by the State of Florida to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

2.16.2 Has had current controlled substances registrations issued by the State of Florida and the United States Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

2.16.3 Has not been a party or subject to any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree in connection with services provided at the Center.

2.17 Certain Representations With Respect to the Center.

2.17.1 Medicare Participation. The Company is qualified for participation in the Medicare program. Complete and accurate copies of the Company’s existing Medicare contracts have been made available to the Purchaser. The Company is presently in compliance with all of the terms, conditions and provisions of such contracts the noncompliance with which would have a Material Adverse Effect on any such contract.

2.17.2 Medicaid Participation. The Company does not participate in the Medicaid program.

2.17.3 CHAMPUS Program. The Company does not participate in the CHAMPUS program.

2.18 HIPAA. The Company is compliant with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, and all other federal, state or local laws regarding patient privacy or security.

2.19 Improper and Other Payments. (a) Neither the Seller, the Company, any director, officer, employee thereof, nor any agent or representative of the Seller, the Company nor any person acting on behalf of any of them, nor to the Seller’s actual knowledge any limited partner of the Company, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person or authority, (b) no contributions have been made, directly or indirectly, by any of the aforementioned persons to a domestic or foreign political party or candidate; and (c) the internal accounting controls of and “not of” the Company are believed by the Seller to be adequate to detect any of the foregoing under current circumstances.

2.20 No Finders or Brokers. With the exception of the Bloom Organization, LLC, the Seller has not engaged any finder or broker in connection with the transactions contemplated hereunder. Any fee owed to the Bloom Organization, LLC shall be the sole obligation of the Seller, and shall not effect the Purchaser or the Subject Interests in any manner.

2.21 Intellectual Property.

2.21.1 Schedule of Company Intellectual Property. The Company is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation or other Encumbrances or licenses, all Company Intellectual Property, as defined at Section 2.21.2 below.

2.21.2 Company Intellectual Property. For the purposes of this Agreement, the “Company Intellectual Property” shall mean all information (whether or not protectible by patent, copyright or trade secret rights) and intellectual property rights used in or necessary for the conduct of the Business, including but not limited to all trade names, trademarks (including common-law trademarks), service marks, registered company names, fictitious names, incorporation names, domain names, artwork, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated herewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulas, drawings, designs, schematics, specifications, algorithms, systems, forms, technical manuals, data, data bases, computer programs and software, object and source code, product information and development work-in-progress and all documentary evidence of any of the foregoing, including, without limitation, the trademarks, patents, patent applications, other assets and related agreements described in this Section 2.24.

2.21.3 Infringement. To the knowledge of the Seller, none of the Company Intellectual Property or the Company’s rights thereto are being infringed or otherwise violated by any Person. The use of the Company Intellectual Property by the Company in the conduct of the Business after the Closing Date will not infringe or otherwise violate the intellectual property rights of any other Person, and there is no pending or, to the best of the knowledge of the Seller, threatened claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of the Company’s rights with respect to, any of the Company Intellectual Property, and the Seller is not aware of any reasonable basis for any such claim. To the best of Seller’s knowledge, None of the Company Intellectual Property is subject to any judgment, order, award, writ, injunction, ruling or decree of any Government Authority.

2.22 Employee Benefit Plans.

2.22.1 Schedule of Employee Benefit Plans. Schedule 2.22.1 sets forth a true, complete and correct list of all “Employee Benefit Plans,” as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended and the rules and regulations promulgated thereunder (collectively, “ERISA”), all benefit plans as defined in Section 6039D of the Code, and the rules and regulations promulgated thereunder, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (all of which are collectively referred to as the “Benefit Plans”) (i) which is currently or has been at any time within the last five (5) years maintained or contributed to by the Seller, Company or any ERISA Affiliate (as defined in Section 2.24.13) for the benefit of any Hired Employee (as defined in Section 2.24.13), or (ii) with respect to which the Seller, the Company or any ERISA Affiliate have any liability or obligations to any Hired Employee, or the dependents of any Hired Employee, regardless of whether funded, or (iii) which could result in the imposition of liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not now due or to become due, to the Company.

2.22.2 Employee Benefit Liabilities. Neither the Seller, the Company, nor any ERISA Affiliate has been liable at any time within the last ten (10) years for contributions to a defined benefit pension plan that is subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. There are no “accumulated funding deficiencies” within the meaning of ERISA or the Code or any federal excise tax or liability on account of any deficient fundings in respect of the Benefit Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code) has occurred in respect of the Benefit Plans.

2.22.3 Benefit Plans. The Seller has heretofore provided to the Purchaser, with respect to each of the Benefit Plans, true, correct and complete copies of the following documents as applicable: (i) the Benefit Plan document and all amendments, (ii) all personnel, payroll and employment manuals and policies related to any Hired Employee, and (iii) such other documents, records or other materials related thereto reasonably requested by Purchaser prior to the Closing Date.

2.22.4 ERISA Compliance. There have been no prohibited transactions, breaches of fiduciary duty or other material breaches or violations of any law applicable to the Benefit Plans and related funding arrangements that could subject the Company or the Purchaser to any material liability. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter), and no event has occurred which could cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Benefit Plan has been operated in all material respects in compliance with applicable law, including Section 401(a) of the Code and ERISA, as applicable, and in accordance with its terms.

2.22.5 IRS Filings. All required reports, tax returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service (“IRS”) and the Department of Labor (“DOL”) and/or, as appropriate, provided to participants in the Benefit Plans.

2.22.6 Claims and Lawsuits. There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than claims for benefits in the ordinary course of business) and, to the knowledge of the Seller, none are threatened. The Benefit Plans do not discriminate in operating in favor of employees who are officers or highly compensated. The Benefit Plans have not been audited or investigated by the IRS, the DOL or the Pension Benefit Guaranty Corporation within the last five (5) years, and Seller is not aware of any outstanding issues with reference to the Benefit Plans pending before said governmental agencies or of any reasonable basis for any claims relating to any Benefit Plan (other than claims for benefits in the ordinary course of business).

2.22.7 No Guarantees. No written or oral representations have been made to any Hired Employee promising or guaranteeing any employer payment or funding, and no Benefit Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Hired Employee for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA (“COBRA”)). Except as set forth in Schedule 2.22.7, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any Hired Employee. No Benefit Plans or other contracts or arrangements provide for payments to any Hired Employee that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., “golden parachute” taxes). With respect to the Hired Employees, neither the Seller nor the Company has made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

2.22.8 COBRA Benefits. The Seller, the Company and each of their ERISA Affiliates have complied with the continuation coverage provisions of COBRA with respect to all Hired Employees.

2.22.9 Plan Sponsor. Neither the Seller, the Company nor any ERISA Affiliate nor any other employer who has participated or is participating in any Benefit Plan (a “Sponsor”) has incurred any liability to the DOL or the IRS in connection with any of the Benefit Plans, and no condition exists that presents a risk to the Seller, the Company or any Sponsor of incurring any material liability to the DOL or the IRS in connection with any of the Benefit Plans.

2.22.10 No Unpaid Liabilities. The Seller and the Company have paid in full or properly accrued on the appropriate balance sheet all amounts which are required under the terms of each Benefit Plan or funding arrangement to have been paid as of the date of this Agreement with respect to periods prior to the Closing Date. Further, on or prior to the due date under applicable law, the Seller shall pay in full all liabilities accrued as of the Closing Date with respect to each Hired Employee in each Benefit Plan.

2.22.11 Severance Payments. All amounts required under any Benefit Plan or arrangement that provides for severance payments to Hired Employees will be paid on or prior to the completion of the transactions contemplated herein.

2.22.12 ERISA or Code Liens. No lien, security interests or other Encumbrances exist with respect to any of the assets of the Company, which were imposed pursuant to the terms of the Code or ERISA, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances with respect to any of the assets of the Seller or the Company arising from or relating to the Benefit Plans.

2.22.13 ERISA Affiliate. For the purpose of this Section 2.22, the term “ERISA Affiliate” shall mean (i) any related company or trade or business that is required to be aggregated with the Seller or the Company under Code Sections 414(b), (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan; and (iii) any predecessor or successor company or trade or business of the Seller or the Company or any entity described in Section 2.22.13(i) and (ii) immediately above.

2.22.14 Hired Employees. Schedule 2.22.14 hereto sets forth a current schedule of all employees of the Seller and the Company and who, as of the Closing Date, will be employed by the Company on an “at will” basis, including, without limitation, employees of the Seller or the Company who currently are on a leave of absence or disability leave (the “Hired Employees”). There are no persons employed by the Company who are not included as a “Hired Employee”, and who are not employed on an “at will” basis. The Seller and the Company, with respect to the Hired Employees, are in compliance with all federal, state and local laws and regulations respecting employment and employment practices, labor practices, terms and conditions of employment and wages and hours. During the three (3) years prior to the Closing Date, there has not been any labor dispute, law or regulation or any event or condition of any character whatsoever regarding labor or employment that has not been resolved, and there are no pending claims regarding employment or employment practices or other labor disputes of any kind, no to the knowledge of the Seller, is any threatened.

2.22.15 Payroll. All payroll, including salaries, benefits and all FICA, FUTA and other taxes related to payroll (the “Payroll”), due to the Hired Employees, in accordance with their biweekly payroll program, through the Closing Date has been paid by the Company or will be paid by the Seller. The Payroll of the Seller and the Company as of June 1, 2007 is set forth on Schedule 2.22.15.

2.22.16 Paid Time Off. The Seller has delivered to Purchaser an accurate list of the aggregate paid time off, including vacation, holiday and sick pay, of each of the Hired Employees as of June 1, 2007.

2.23 Insurance Coverage. The Company has maintained, and continues to maintain, in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverages set forth on Schedule 2.23. True and correct copies of all such policies and all endorsements thereto have been delivered to Purchaser. The Seller does not know of any state of facts, or of the occurrence of any event which might reasonably: (a) form the basis for any claim against the Company not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission; or (b) result in material increase in insurance premiums of the Seller or the Company. Schedule 2.23 contains a description of all current malpractice liability insurance policies of the Company. Except as set forth on Schedule 2.23, the Company and the Seller, and the professional employees and contractors of the Company and Seller, and all members of the Center’s medical staff have: (i) not during the five (5) years immediately preceding the Closing Date, filed a written application for any insurance coverage relating to the Company’s business or property which has been denied by an insurance agency or carrier; and (ii) have been continuously insured for professional malpractice claims during the same period. With respect to each insurance policy listed in Schedule 2.23, except as otherwise disclosed on Schedule 2.23b: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) no party to the policy has repudiated any provision thereof; (v) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or any notice that a defense will be afforded with reservation of rights. To the best of the knowledge of the Seller, no carrier of insurance has grounds or intends to cancel or fail to renew such policies.

2.24 Accounts Receivable. Schedule 2.24 sets forth a true, correct and complete list of all outstanding accounts and notes receivable of the Company as of the Closing Date. All outstanding accounts and notes receivable reflected on Schedule 2.24 are due and valid claims against account debtors for services rendered in accordance with the usual business practices and historical collection experience of the Seller and the Company.

2.25 Environmental Conditions.

2.25.1 Environmental Laws. The Company is and has been in compliance with all Environmental Laws as defined below at Section 2.25.2, in connection with the Business, the real properties used in connection with the Business (the “Real Properties”) and each of the properties formerly owned, operated and/or leased by the Seller or the Company (each a “Former Property”).

2.25.2 EHS Permits. The Company and the Seller has obtained or have taken appropriate steps, as required by Environmental Laws, to obtain all environmental health and safety permits, consents, licenses, registrations and other authorizations necessary for the operation of the Business and/or operation of each Real Property leased, owned or operated by the Company in connection with the Business (collectively, “EHS Permits”), all EHS Permits are in good standing, and the Company and the Seller have at all times been in compliance with all terms and conditions of EHS Permits. A true, correct and complete list of all such EHS Permits is set forth in Schedule 2.25.2 hereto.

Notwithstanding the above, the Seller is in the process of entering into that certain Settlement Agreement between Seller and Dr. Demeo (the “Settlement Agreement”) under which Seller has paid Dr. Demeo a settlement fee in exchange for releasing any potential claims relating to mold damage in Dr. Demeo’s medical office, which is located in the same building as the Center. The Settlement Agreement does not, however, release Seller from any potential claims Dr. Demeo may have for health related damages attributable to any mold exposure. Seller will indemnify the Purchaser for such liability in accordance with Section 7.2.4 of this Agreement.

2.25.3 Definitions Concerning Environmental Representations. The following terms shall have the following meanings:

2.25.3.1 “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, but not limited to, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of substances not approved for office use and hazardous to persons or property (the “Hazardous Substances”) at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

2.25.3.2 “Environmental Laws” means the federal, state (including, but not limited to, the State of Florida, regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata).

2.26 Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Company, with respect to the Business, has complied with all Medical Waste Laws (as hereinafter defined).

2.26.1 “Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§ 6992, et seq. (“MWTA”).

2.26.2 “Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C.A §§ 2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§ 1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§ 651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119 et seq. and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

2.27 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Seller.

2.28 Real Estate.

2.28.1 Schedule 2.28 sets forth an accurate, correct and complete list of the Real Properties. The Company does not own the Real Properties.

2.28.2 The Center and the Real Properties are served by all utilities necessary for the operation thereof, such utilities are adequate with respect to service and capacity for the operation thereof, and all billed utility charges payable by the Company or the Seller with respect to the Real Properties have been paid and no utility is making any claims for any due or past due statements.

2.28.3 Schedule 2.28 sets forth an accurate, correct, and complete list of all real property leased or subleased by the Company, including identification of the lease or sublease, street address, and a list of contracts, agreements, leases, subleases, options, and commitments, oral or written, affecting such real estate or any interest therein to which the Company is a party or by which any of its interests in real property is bound (the “Real Estate Leases”). The Real Estate Leases reflect all of the Real Properties and have been appropriately assigned to the Company (with control). The Seller has delivered to the Purchaser true, correct, and complete copies of each Real Estate Lease to the extent any such lease is in writing. With respect to each Real Estate Lease: (i) the Company has been in peaceable possession of the premises covered by the Real Estate Lease since the commencement of the original term of the Real Estate Lease; (ii) the Company is the sole present holder of all of the lessee’s interest in the Real Estate Lease and the Company has not transferred or encumbered its interest in the premises described therein or the Real Estate Lease; (iii) the Real Estate Lease is in good standing and there are no defaults on the part of the Company or, to the Seller’s knowledge, the lessor under the Real Estate Lease, and no event has occurred which would give rise to a default after notice or expiration of a cure period; (iv) the Real Estate Lease is a complete statement of the agreement of the parties with respect to the leasing of the premises described therein by the lessor to the Company and the Real Estate Lease is the only agreement in effect under which the lessor has leased the premises described therein; (v) there have been no modifications or amendments to the Real Estate Lease; (vi) the Real Estate Lease is legally valid and binding and in full force and effect; (vii) there is no outstanding dispute between the lessor and the Company under the Real Estate Lease; (viii) neither the Seller nor the Company has been granted any concessions not set forth in the Real Estate Lease; (ix) the rent and other sums due and payable to the lessor from the Company under, pursuant to or by virtue of the Real Estate Lease, are current; and (x) the Company has not subleased the premises to any person or entity or assigned the Real Estate Lease to any other person or entity and there is no lien or leasehold mortgage encumbering the leasehold estate under the Real Estate Lease.

2.29 Medical Staff and Vendors. Schedule 2.29 truly, completely and correctly sets forth a list of the names of all members of the medical staff at the Center for the 12-month period ended May 31, 2007. Except as set forth on Schedule 2.29, since May 31, 2007, neither the Company nor the Seller has received any written notice from any member of the medical staff to the effect that, and the Seller does not have any actual knowledge that any such member of the medical staff will terminate his or her membership on the medical staff of the Center or will stop, or materially decrease the rate of using the Center for such medical staff member’s patient procedures (whether as a result of the consummation of the transaction contemplated hereby, retirement, termination of staff privileges, or otherwise).

2.30 Disclosures. This Agreement, all exhibits and schedules hereto, and any certificates or instruments furnished or to be furnished by the Seller to the Purchase or its counsel in connection with the transactions contemplated thereby, do not contain any untrue statement or omission of a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.	Representations And Warranties Of The Purchaser.

The Purchaser hereby makes the following representations and warranties to the Seller, each of which shall be deemed material (and the Seller, in executing, delivering, and consummating this Agreement, have relied and will rely upon the material correctness and completeness of each of such representations and warranties as of the date of execution hereof and on the Closing Date notwithstanding any independent investigation) and all of such representations and warranties are provided by the Purchaser to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby:

3.1 Organization and Standing. Purchaser is a Florida limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has full corporate power and authority to conduct its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its property or business requires.

3.2 Authorization and Binding Effect. The Purchaser has all necessary authority and corporate power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required to be taken by or on the part of such Purchaser to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding agreement enforceable against Purchaser in accordance with its terms.

3.3 No Finders or Brokers. Purchaser has not engaged any finder or broker in connection with the transactions contemplated hereunder.

3.4 Disclosures. This Agreement, all exhibits or schedules hereto, and any certificate or instrument furnished or to be furnished by the Purchaser to the Seller or its counsel in connection with the transactions contemplated thereby, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.5 Ability to Operate the Center; Good Standing. The Purchaser is duly qualified and legally able to operate the Center as its general partner. The Purchaser has no knowledge of any fact or circumstance reasonably likely to limit or impede Purchaser’s ability to continue to operate the Center as its general partner; including any fact or circumstance that could reasonably lead to significant adverse changes in relationships with any state, federal or commercial payors. The Purchaser is not, and has not been, excluded from participation in Medicare or any other state or federal program nor has the Purchaser been excluded from participation by any commercial health plan.

3.6 Financial Solvency. The Purchaser hereby warrants that it is financially solvent and able to pay the full Purchase Price as contemplated herein.

4.	Conduct Prior To The Closing Date.

4.1 Ordinary Course. During the period from the date of that certain Letter of Intent executed by and between Purchaser and Seller and continuing until the Closing (the “Continuation Period”), the Seller has used all commercially reasonable efforts to cause the Company, to carry on the Business in the ordinary course in substantially the same manner as previously conducted, including without limitation the payment of all uncontested loans, bills and invoices in a timely manner. During the Continuation Period, except as expressly contemplated by this Agreement, the Seller and the Company have not approved or agreed to, without the prior written consent of Purchaser, any of the following with respect to the Seller and the Company:

4.1.1 mortgage, pledge, or otherwise encumber any of the Assets;

4.1.2 sell, transfer or acquire any of the Company’s properties or assets, tangible or intangible, other than in the ordinary course of business;

4.1.3 make any material changes in their customary method of operations, including marketing and pricing policies and maintenance of business premises, fixtures, furniture and equipment;

4.1.4 modify, amend or cancel any of their existing leases or enter into any contracts, agreements, leases or understandings, other than in the ordinary course of business, or enter into any loan agreements;

4.1.5 enter into any collective bargaining agreement; or

4.1.6 merge or consolidate with any corporation or other entity, acquire control or, acquire any capital stock or other securities of any other corporation or business entity, or take any steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefore or otherwise.

5.	Closing Conditions.

5.1 Conditions to the Obligations of Purchaser. The obligation of the Purchaser to effect the transaction contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Purchaser:

5.1.1 Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct. The Seller shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

5.1.2 No Litigation. No action or proceeding shall have been instituted against the Seller, the Company or the Purchaser before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to make the consummation of the transactions contemplated hereby illegal.

5.1.3 Closing Statement Payment. Any amounts due to a third party pursuant to the Closing Statement have been paid on or prior to the Closing Date.

5.1.4 Certificate of the Seller. Purchaser shall have received a certificate, dated as of the Closing Date and validly executed by the Seller to the effect set forth in Sections 5.1.1, and 5.1.2 above and further that the conditions set forth in 5.1.5, 5.1.6, 5.1.9, 5.1.10 and 5.1.11 have been satisfied.

5.1.5 No Claims. No person shall have made a claim in any forum to own an amount of the Partnership Interests of the Company, and no person not set forth on Exhibit 2.4.2 as a partner has claimed beneficial ownership of any of the Partnership Interests other than as set forth on Exhibit 2.4.2.

5.1.6 Schedules and Exhibits. The Purchaser shall have received the final and completed Schedules and Exhibits, true, correct and complete as of the Closing Date, and all regulatory due diligence materials, and it is a condition to closing that they do not contain any information that is materially and negatively different from the Schedules and Exhibits attached to this Agreement as of the Effective Date.

5.1.7 Material Agreements. The Purchaser and the limited partners of the Company shall have entered into the First Amendment in substantially the same form as attached hereto as Exhibit 1.1 and the Purchaser and the Company shall have agreed upon the terms of that certain Management Agreement in substantially the same form as attached hereto as Exhibit 5.1.7.

5.1.8 Qualification and Consents. The Company shall have obtained all necessary federal, state and third party payor authorizations, approvals, permits and qualifications, including all appropriate federal and state licenses to enable the Company to operate the Center and to bill and collect from third party and governmental payors.

5.1.9 No Company or Center Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company or the Center.

5.1.10 Certificate. Purchaser shall have received a certificate of the General Partner of the Partnership attaching a true and correct copy of the certificate of limited partnership and the partnership agreement of the Company, together with all amendments thereto.

5.1.11 Management Agreement. The Company and Purchaser shall have entered into a management agreement, or an amendment to the current management agreement, pursuant to which the Purchaser will provide management services to the Company, and providing for commercially reasonable terms, including a reasonable payment to manager, and with all terms of the management agreement meeting the approval of the Purchaser.

5.1.12 Estoppel Certificate of Landlord and Consent of Landlord, if Necessary. The landlord of the Real Estate Lease where the Center is located shall have executed and delivered to purchaser and the Company an estoppel certificate with terms meeting the approval of the Purchaser and to the extent the terms of the Real Estate Lease for such premises requires the consent of said landlord with respect to any change of ownership of the lessee as contemplated by, and subject to the terms and conditions of, this Agreement, then the landlord shall have executed and delivered to Purchaser and the Company a written consent to such change in ownership with respect to the continuity of the Real Estate Lease.

5.1.13 Third Party Consents. In addition to the consent contemplated in Section 5.1.12 above, Seller shall have obtained any and all third party consents necessary for the approval of the transactions contemplated herein including from any creditor or other third party.

5.1.14 Demeo Transaction. The Purchaser and Dr. Demeo shall have consummated that certain transaction contemplated by the Dr. Demeo Purchase Agreement.

5.1.15 Amendment to the Partnership Agreement. All of the limited partners shall have executed an amendment to the Partnership Agreement in substantially the form attached hereto as Exhibit 1.1.

5.1.16 Lease. An extension of the Real Estate Lease for the property where the Center is located shall have been entered into between the Company and the landlord, which is reasonably acceptable to the Purchaser.

5.1.17 Execution of Mutual Release. The Seller shall have executed that certain mutual release agreement (the “Mutual Release”), in substantially the form of Exhibit 5.1.17, attached hereto.

5.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

5.2.1 Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those representations and warranties given as of a particular date, which shall be true and correct in all material respects on and as of such date, and except for changes therein permitted or contemplated hereby, and the Purchaser shall have performed and complied with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

5.2.2 No Litigation. No action or proceeding shall have been instituted against the Purchaser or the Seller or Company before any court or other governmental body, seeking to restrain or prohibit the consummation of the Transactions contemplated hereby or to make the consummation of the Transaction illegal, which in the reasonable opinion of the Seller makes it inadvisable to consummate the Transaction.

5.2.3 Certificate of the Purchaser. The Seller shall have received a certificate, dated as of the Closing Date and validly executed by the Purchaser to the effect set forth in Sections 5.2.1 and 5.2.2 above.

5.2.4 Lender, Landlord and Other Third Party Consent. Seller shall have obtained any and all third party consents necessary for the approval of the Transactions including from any creditor, landlord or other third party.

5.2.5 Demeo Transaction. The Seller shall have consummated the sale of a portion of its equity interests to Dr. Demeo.

5.2.6 Execution of Mutual Release. The Purchaser shall have executed that certain Mutual Release, in substantially the form of Exhibit 5.1.17, attached hereto.

6.	Closing.

6.1 Closing. The sale, purchase and other transactions provided for herein (the “Closing”) shall be consummated at 201 South Biscayne Boulevard, Suite 2200, Miami, Florida 33131, or via remote location as coordinated by the Parties’ respective counsel upon satisfaction of the Closing conditions and deliveries of required by this Agreement, which the Parties anticipate to occur on or around August 3, 2007 effective at 6:00 p.m. (EST), or such other date and effective at such other time as may be mutually agreed upon by the Parties hereto (the “Closing Date”).

6.2 Delivery by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

6.2.1 Duly executed Assignment of Interests, in the form attached hereto as Exhibit 1.2;

6.2.2 A copy of the text of the resolutions adopted by the Seller and Company authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement, along with a certificate executed on behalf of the Seller and the Company by its secretary certifying to the Purchaser that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded or a copy of a unanimous written consent in lieu of such resolutions;

6.2.3 Copies of the material consents or any third party or governmental consents and approvals required to consummate the transaction contemplated hereby, including without limitation those consents of governmental and other regulatory agencies or authorities listed on Schedule 6.2.5;

6.2.4 Certificates issued by the appropriate governmental authorities evidencing the good standing of the Company and the Seller, as of a date not more than seven (7) days prior to the date of execution and the Closing Date;

6.2.5 Allocation of the Purchase Price as mutually agreed upon by the Purchaser and the Seller as detailed in Exhibit 1.1.2(b); and;

6.2.6 Such other certificates, documents and instruments as the Purchaser reasonably requests related to the transactions contemplated hereby.

6.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

6.3.1 The Purchase Price;

6.3.2 Duly executed Assignment of Interests;

6.3.3 Allocation of the Purchase Price mutually agreed upon between the Purchaser and the Seller as detailed in Exhibit 1.1.2(b);

6.3.4 A copy of the text of the resolutions adopted by the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement, along with a certificate executed on behalf of the Purchasers certifying to the Seller that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, or a copy of a unanimous written consent in lieu of a special meeting duly executed by the sole member and all managers of the Purchaser; and

6.3.5 Such other certificates, documents and instruments as the Seller may reasonably request related to the transactions contemplated hereby.

6.4 Change of Name; Use of Intellectual Property. Effective as of the Closing Date, the Seller agrees that it will not use the name “The Gables Surgical Center,” or any and all similar or related names, marks and logos (all such names, marks and logos being the “Company Marks”). In furtherance of the purposes of this Section 6.4, the Seller shall: (i) execute at their expense such documents as the Purchaser may reasonably request from time to time in order for the Company to conduct business after the Closing Date under the Company Marks including, without limitation, executing such documents as may be required to be filed with the appropriate Secretaries of State for the Company to assume such names, and (ii) take all other actions necessary to change the Seller’s names to ones sufficiently dissimilar to its present names. The Seller acknowledges that from and after the Closing, the Company Marks shall be owned by the Company, that neither the Seller nor any of its Affiliates (other than the Company) shall have any rights in the Company Marks, that the Seller will not contest the ownership or validity of any rights of the Company in or to the Company Marks. From and after the Closing, the Seller shall not use any of the Company Intellectual Property without the prior written consent of the Company.

7.	Indemnification.

7.1 Survival of Representations and Warranties. Notwithstanding the participation of any Party in the Closing, (i) the representations and warranties made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or other document, and the indemnification obligations made pursuant to this Section 7 with respect thereto, except for the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.10, 2.15, 2.22, 2.25, 2.26, 3.1 and 3.2 (the “Extended Representations and Warranties”) shall survive the Closing for a period of twenty four (24) months; and (ii) the representations and warranties contained in the Extended Representations and Warranties shall survive the Closing for the longer of twenty four (24) months or a period of all applicable statute of limitations, if any, with respect to any claims governing the respective matters set forth therein have expired. Notwithstanding any provision of this Agreement to the contrary, with respect to any specific representation or warranty under which any of the Purchaser Indemnified Parties or the Seller Indemnified Parties shall have made a claim for indemnification hereunder prior to the expiration date of the applicable survival term specified above and as to which such claim has not been completely and finally resolved prior to such expiration date, such representation or warranty shall survive solely with respect to such claim for the period of time beyond such expiration date sufficient to resolve, completely and finally, the claim relating to such representation or warranty. All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document may be fully and completely relied upon by the Parties, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

7.2 Indemnification by the Seller. To the extent not covered in full by a policy of insurance covering such Purchaser Indemnified Parties and subject to the limitations set forth in Section 7.6, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, officers, directors, employees and agents (individually, the “Purchaser Indemnified Party,” and collectively, the “Purchaser Indemnified Parties”) against any Damages (as defined in Section 7.4 below) whether or not involving a Claim (as defined in Section 7.5 below) or actually incurred or paid prior to the expiration of the indemnification obligation of the Seller hereunder, which the Purchaser Indemnified Parties suffer, sustain or become subject to, as a result of any of the following:

7.2.1 Any breach or misrepresentation (or in the event any third party alleges facts, if true, would mean a breach or misrepresentation) in any of the representations and warranties of the Seller contained in Section 2 of this Agreement or any other ancillary agreement thereto to which the Seller is a party or any schedules, certificates or other documents delivered or being delivered by the Seller pursuant to the terms of this Agreement (collectively, the “Seller Related Documents”);

7.2.2 Any breach of, or failure to perform, any agreement or covenant of the Seller contained in this Agreement or in any of the Seller Related Documents;

7.2.3 Any liability against which the Company or the Center, or against any of their assets, which occurred prior to the Closing and which was not disclosed to the Purchaser as part of the schedules to this Agreement; and

7.2.4 Any liability for potential claims Dr. Demeo may have for health related damages attributable to mold exposure, to the extent such exposure occurred prior to Closing.

7.3 Indemnification by the Purchaser. To the extent not covered by a policy of insurance covering such Seller Indemnified Parties and subject to the limitations of Section 7.6, the Purchaser shall indemnify, defend and hold harmless the Seller (collectively, the “Seller Indemnified Parties”) against any Damages, whether or not involving a third party claim or actually incurred or paid prior to the expiration of the indemnification obligation of Purchaser hereunder, which the Seller Indemnified Parties suffer, sustain or become subject to as a result of:

7.3.1 Any breach or misrepresentation in any of the representations and warranties of the Purchaser contained in Section 3 of this Agreement or any other ancillary agreement thereto to which the Purchaser is a party or any schedules, certificates or other documents delivered or being delivered by Purchaser pursuant to the terms of this Agreement (collectively, the “Purchaser’s Related Documents”);

7.3.2 Any breach of, or failure to perform, any agreement or covenant of the ; Purchaser contained in this Agreement or in any Purchaser Related Documents; or

7.3.3 Any Claim or other liability occurring after the Closing Date.

7.4 Damages. For the purposes of this Agreement, “Damages” shall mean any claim, loss, liability, deficiency, damage, amount paid or incurred in settlement, expense or cost (including reasonable costs of investigation, defense, expert advice and outside attorneys’ fees and expenses), remediation expenses, diminution in value of property and reasonable disbursements.

7.5 Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

7.5.1 In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Damages (any such third party action or proceeding being referred to as a “Claim”), then such Indemnified Party shall give the Indemnifying Party written notice of the same within the earlier of fifteen (15) business days after receipt of such written assertion of a Claim or liability or ten (10) business days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten (10) business day period); and notwithstanding anything herein to the contrary, if the Indemnified Party receives a notice of the institution of audit procedures, a notice of adjustment, or a statutory notice of deficiency from the IRS which requires the filing of a document, including a protest or a petition, the Indemnified Party shall furnish the Indemnifying Party with a copy of such notice at least twenty (20) business days prior to the date such document is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such notice of audit, notice of adjustment or statutory notice of deficiency within such twenty (20) business day period). The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement except to the extent such failure has materially adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) business days after the Indemnified Party’s notice of such Claim (but, in any event, at least ten (10) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Damages to be indemnified by the Indemnifying Party. If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute Damages unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. If the Indemnifying Party elects to contest and defend a Claim, (i) no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that have been made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its prior written consent.

7.5.2 If any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Damages or other losses by reason of the Indemnifying Party’s failure to adequately represent an Indemnified Party’s interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Damages (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within twenty (20) days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Damages in the amount specified in the

Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand, subject to the limitations set forth in Section 7.6. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of thirty (30) days.

7.5.3 Any Indemnified Party shall bring a claim for indemnification hereunder in good faith and in a timely manner consistent with good commercial practices.

7.6 Limitations.

7.6.1 Seller’s Cap. Notwithstanding any other provision contained in this Agreement or the other Seller Related Documents to the contrary, in no event shall the Seller have any liability for indemnification pursuant to this Section 7.6 with respect to an aggregate amount of Damages incurred by the Purchaser Indemnified Parties in excess of fifty percent (50%) of the Purchase Price, or approximately Two Million Two Hundred Ninety Thousand One Hundred Fifty Nine and 50/100 Dollars ($2,290,159.50) unless the Damages are a result of the Seller’s willful misconduct or fraud and furthermore that the payment of any amount due under the work capital adjustment shall not be subject to the Seller’s Cap.

7.6.2 Purchaser’ Cap. Notwithstanding any other provision contained in this Agreement or the other Purchaser Related Documents to the contrary, in no event shall the Purchaser have any liability for indemnification pursuant to this Section 7.6 with respect to an aggregate amount of Damages incurred by the Seller Indemnified Parties in excess of fifty percent (50%) of the Purchase Price, or approximately Two Million Two Hundred Ninety Thousand One Hundred Fifty Nine and 50/100 Dollars ($2,290,159.50), unless the Damages are a result of the Purchaser’s willful misconduct or fraud, in which case such Damages shall not be subject to the Purchaser’s Cap.

7.7 Adjustment to Purchase Price. Any indemnification payable pursuant to this Article VIII shall be, to the extent permitted by law, an adjustment to the Purchase Price.

7.8 Indemnification Offset. The Parties agree that any indemnification payable by the Seller pursuant to Section 7.2 above may be offset against any Earn-Out Payments due to PainCare Surgery Centers I, Inc. (“PainCare I”), an Affiliate of the Seller, pursuant to Section 1.3 of that certain Partnership Interest Purchase Agreement between PainCare I, Surgery Partners and Surgery Partners of Lake Worth, LLC in connection with the sale of PainCare I’s equity interest in Lake Worth Surgical Center.

7.9 Breach. Notwithstanding any other provision in this Agreement to the contrary, the Parties acknowledge and agree that a breach by one party of any representation, warranty, covenant or agreement set forth in this Agreement or the ancillary documents hereto does not release the non-breaching Party of its obligations hereunder or the ancillary documents hereto.

8.	Restrictive Covenants.

8.1 Confidentiality. The information, documents and instruments delivered to the Purchaser by the Seller or its respective agents and the information, documents and instruments delivered to the Seller by the Purchaser or its respective agents are of a confidential and proprietary nature. Each of the Parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by each of the other Parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and will only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents. Each of the Parties hereto recognizes that any breach of this Section 8.1 would result in irreparable harm to the other Parties to this Agreement and their Affiliates and that, therefore, each Party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all other legal and equitable remedies. Nothing in this Section 8.1, however, shall prohibit the use of such confidential information, documents or information for such governmental filings as in the reasonable opinion of the Seller’s counsel or the Purchaser’s counsel are (i) required by law or governmental regulations or (ii) otherwise appropriate.

8.2 Public Announcements and Nonpublic Seller Information.

8.2.1 Public Announcements. The Parties agree that no Party hereto shall release, publish or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of the Seller and Purchaser, except where a public announcement is required by applicable law or regulatory authority, or with respect to the Seller, as advised by its outside counsel to be advisable or required under applicable securities laws and other laws.

8.2.2 Nonpublic Seller Information. Purchaser acknowledges that it has received nonpublic Seller information during the course of this transaction. Seller is a subsidiary of a PainCare Holdings, Inc., (“PainCare”) a publicly traded corporation. Purchaser hereby acknowledges that it will not trade in PainCare stock based on any nonpublic information obtained during the course of this transaction.

8.3 Non-Competition Covenant.

8.3.1 Scope.

8.3.1.1 Covenant Not To Compete. Commencing on the Closing Date and continuing for a period of two (2) years thereafter (the “Restricted Period”), the Seller shall not, without the prior written consent of the Purchaser, directly or indirectly for itself or on behalf of any other corporation, person, firm, partnership, association or any other entity whatsoever (whether as an individual, agent, servant, employee, employer, officer, director, manager, shareholder, member, investor, principal, consultant, joint venturer, or in any other capacity whatsoever) within fifty (50) miles of the Center (the “Restricted Territory”), engage or participate in any business that operates a facility providing outpatient or office-based surgical services (including an ambulatory surgical center, hospital, or office or practice based facility or operating room that provides outpatient surgical services). Nothing in this Section 8.3 shall be construed to prohibit Seller or any of its Affiliates from building or developing, or participating in the building or development of any facility that will provide outpatient or office-based surgical services (including an ambulatory surgical center, hospital, or office or practice based facility or operating room that provides outpatient surgical services), so long as the Seller or any of its Affiliates have no involvement of any kind in the management or operations of such facilities or of the medical or clinical practices of the persons who provide services at such facilities.

8.3.2 Covenant Not To Solicit. As a separate and independent covenant, the Seller shall not during the Restricted Period and within the Restricted Territory, directly or indirectly for the purpose of conducting or engaging in any business that produces or supplies products or services of the kind produced or supplied by the Business or the Company or any of its Affiliates, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business, the Company, or its Affiliates with whom the Business, the Company or its Affiliates has, or the Company and the Seller had, any dealings, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business, the Company or any of its Affiliates, induce or attempt to induce any supplier, distributor, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or its Affiliates, or interfere with or attempt to interfere with any officers, directors, employees, managers, representatives or agents of the Business, the Company or any of its Affiliates, or induce or attempt to induce any of them to leave their relationship with the Company or any of its Affiliates, or violate the terms of their contracts or agreements with the Company or any of its Affiliates.

8.3.3 Legitimate Business Interests. Each Party understands and acknowledges that the provisions of this Section 8.3 are designed to preserve the legitimate business interests and goodwill of the Parties. Accordingly, each Party hereby acknowledges that any breach or threatened breach of the provisions of this Section 8.3 hereof will result in irreparable harm and injury to the other Party and that monetary damages will not provide an adequate remedy to a Party. Accordingly, each Party hereby agrees that in the event of a breach or threatened breach of the provisions of this Section 8.3 hereof, the prevailing Party shall be entitled to relief, including without limitation: (1) to the extent the Seller is in breach, then a temporary restraining order, preliminary injunction and permanent injunction to enjoin such breach or threatened breach; and (b) recover from the non-prevailing Party the reasonable attorneys’ fees and costs incurred by the prevailing Party in accordance with Section 11.4.

8.3.4 Injunctive Relief. The Seller acknowledges that the satisfaction of the covenants and agreements set forth in this Section 8 is necessary to protect the Business, goodwill and other proprietary interests of the Company and that a breach of such covenants or agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. The Seller acknowledges that a breach of Section 8 would result in irreparable damage to the Company and, without limiting other remedies which may exist for any breach of Section 8, the Seller agrees that Section 8 may be enforced by temporary restraining order, temporary injunction, or permanent injunction restraining violation thereof.

8.3.5 Tolling of Time Periods. The provisions of this Section 8.3 shall apply for the applicable periods as set forth above. If the Seller violates the restrictive covenant provisions set forth in this Section 8.3, and the Purchaser, any of the Purchaser’s successors and assigns or any of the Purchaser’s Affiliates brings legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant, unless a court of competent jurisdiction holds that the restrictive covenant is not enforceable in whole or in part. Accordingly, for any time period that the Seller is in violation of the restrictive covenant, such time period shall not be included in calculating the duration of the restrictive covenant indicated above.

8.3.6 Modification. Each Party hereby acknowledges that the restrictions set forth in this Section 8.3 are minimal, reasonable in scope and duration, and are necessary to protect the legitimate business interests of the Parties and that any breach or threatened breach of these restrictions will result in irreparable harm to the non-breaching Party. In the event any of the restrictions are found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent allowable by law and the Parties hereby consent to and authorize the court to modify these restrictions in a manner to permit their enforcement to the fullest extent of the law.

9.	Termination, Amendment and Waiver.

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the transactions contemplated herein abandoned prior to the Closing:

9.1.1 by unanimous written agreement of all of the Parties;

9.1.2 by either the Purchaser, on the one hand, or the Seller on the other hand, upon material breach of any of the representations and warranties of the other Party(s) at any time prior to the Closing Date;

9.1.3 by the Purchaser upon failure to occur of any of the closing conditions set forth in Section 5.1 on or prior to September 3, 2007; or

9.1.4 by the Seller upon failure to occur of any of the closing conditions set forth in Section 5.2 on or prior to September 3, 2007.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in this Section 9, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party; provided, however, that each party hereto shall remain liable for any material breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 8.1, 8.2 and 9.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 9.2.

9.3 Extension; Waiver. The Purchaser, on the one hand, and the Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.	Definitions.

10.1 Terms Defined. As used herein, the following terms have the respective meanings set forth below or set forth in the referenced Section of this Agreement:

10.1.1 “Affiliate” shall mean any entity controlling, controlled by or under common control with such Party, and with respect to a person who is an individual shall also mean any relative of such person, and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through ownership of voting equity interests, by contract or otherwise.

10.1.2 “Agreement” shall have the meaning referenced in the Preamble hereof.

10.1.3 “Amended and Restated Limited Partnership Agreement” shall have the meaning referenced in Section 1 hereof.

10.1.4 “Assets” shall have the meaning referenced in Section 2.6.1 hereof.

10.1.5 “Assignment” shall have the meaning referenced in Section 1.2 hereof.

10.1.6 “Benefit Plans” shall have the meaning referenced in Section 2.22.1 hereof.

10.1.7 “Business” shall have the meaning referenced in Section A of the Recitals hereof.

10.1.8 “Business Contract” shall have the meaning referenced in Section 2.7.3 hereof.

10.1.9 “Claim” shall have the meaning referenced in Section 7.5.1 hereof.

10.1.10 “Center” shall have the meaning referenced in Section A of the Recitals hereof.

10.1.11 “Closing” shall have the meaning referenced in Section 6.1 hereof.

10.1.12 “Closing Balance Sheet” shall have the meaning referenced in Section 1.1.3 hereof.

10.1.13 “Closing Date” shall have the meaning referenced in Section 6.1 hereof.

10.1.14 “Code” shall have the meaning referenced in Section 2.10.2 hereof.

10.1.15 “Company” shall have the meaning referenced in Section B of the Recitals hereof.

10.1.16 “Company Intellectual Property” shall have the meaning referenced in Section 2.21.2 hereof.

10.1.17 “Company Marks” shall have the meaning referenced in Section 6.4 hereof.

10.1.18 “Continuation Period” shall have the meaning referenced in Section 4.1 hereof.

10.1.19 “DOL” shall have the meaning referenced in Section 2.22.5 hereof.

10.1.20 “Damages” shall have the meaning referenced in Section 7.4 hereof.

10.1.21 “Effective Date” shall have the meaning referenced in the Preamble hereof.

10.1.22 “EHS Permits” shall have the meaning referenced in Section 2.25.2 hereof.

10.1.23 “Employee Benefit Plans” shall have the meaning referenced in Section 2.22.1 hereof.

10.1.24 “Encumbrance(s)”shall have the meaning referenced in Section 1 hereof.

10.1.25 “Environmental Claim” shall have the meaning referenced in Section 2.25.3.1 hereof.

10.1.26 “Environmental Laws” shall have the meaning referenced in Section 2.25.3.2 hereof.

10.1.27 “ERISA” shall have the meaning referenced in Section 2.22.1 hereof.

10.1.28 “ERISA Affiliate” shall have the meaning referenced in Section 2.22.13 hereof.

10.1.29 “Escrow Agent” shall have the meaning referenced in Section 1.1.2 hereof.

10.1.30 “Escrow Agreement” shall have the meaning referenced in Section 1.1.2 hereof.

10.1.31 “Escrow Holdback Amount” shall have the meaning referenced in Section 1.1.2 hereof.

10.1.32 “Financial Statements” shall have the meaning referenced in Section 2.11 hereof.

10.1.33 “Former Property” shall have the meaning referenced in Section 2.25.2 hereof.

10.1.34 “GAAP” shall have the meaning referenced in Section 1.1.3 hereof.

10.1.35 “Hazardous Substances” shall have the meaning referenced in Section 2.25.3.1 hereof.

10.1.36 “Hereof,” “herein,” “hereby” shall have the meaning referenced in Section 11.17.6 hereof.

10.1.37 “HIPAA” shall have the meaning referenced in Section 2.18 hereof.

10.1.38 “Hired Employees” shall have the meaning referenced in Section 2.22.14 hereof.

10.1.39 “Including” shall have the meaning referenced in Section 11.17.9 hereof.

10.1.40 “Indemnified Party” shall have the meaning referenced in Section 7.5 hereof.

10.1.41 “IRS” shall have the meaning referenced in Section 2.22.5 hereof.

10.1.42 “Knowledge” shall have the meaning referenced in Section 11.17.8 hereof.

10.1.43 “Licenses” shall have the meaning referenced in Section 2.14 hereof.

10.1.44 “Material Adverse Effect,” “Material Adverse Change” or other permutations thereof shall mean any fact, event or circumstance that, individually or in the aggregate, has had or may reasonably be expected to have a material adverse effect or change on or in the condition (financial or otherwise) of properties, Assets, liabilities, results of operations, employees, or suppliers of the Business.

10.1.45 “Material Provider Contract” shall have the meaning referenced in Section 2.7.2 hereof.

10.1.46 “Medical Waste” shall have the meaning referenced in Section 2.26.1 hereof.

10.1.47 “Medical Waste Law” shall the meaning referenced in Section 2.26.2 hereof.

10.1.48 “Mutual Release” shall have the meaning referenced in Section 5.1.17 hereof.

10.1.49 “Partnership Interests” shall have the meaning referenced in Section D of the Recitals hereof.

10.1.50 “Parties” shall have the meaning referenced in the Preamble hereof.

10.1.51 “Party” shall have the meaning referenced in the Preamble hereof.

10.1.52 “Payroll” shall have the meaning referenced in Section 2.22.15 hereof.

10.1.53 “Permitted Encumbrances” shall have the meaning referenced in Section 1 hereof.

10.1.54 “Physicians” shall have the meaning referenced in Section 2.18 hereof.

10.1.55 “Purchase Price” shall have the meaning referenced in Section 1.1 hereof.

10.1.56 “Purchaser” shall have the meaning referenced in the Preamble hereof.

10.1.57 “Purchaser’s Basket” shall have the meaning referenced in Section 7.6.2 hereof.

10.1.58 “Purchaser’s Related Documents” shall have the meaning referenced in Section 7.3.1 hereof.

10.1.59 “Purchaser Indemnified Party” shall have the meaning referenced in Section 7.2 hereof.

10.1.60 “Purchaser Indemnified Parties” shall have the meaning referenced in Section 7.2 hereof.

10.1.61 “Purchaser’s Working Capital Notice” shall have the meaning referenced in Section 1.1.3 hereof.

10.1.62 “Real Estate Leases” shall have the meaning referenced in Section 2.28.3 hereof.

10.1.63 “Real Properties” shall have the meaning referenced in Section 2.25.1 hereof.

10.1.64 “Restricted Period” shall have the meaning referenced in Section 8.3.1.1 hereof.

10.1.65 “Restricted Territory shall have the meaning referenced in Section 8.3.1.1 hereof.

10.1.66 “Seller” shall have the meaning referenced in the Preamble hereof.

10.1.67 “Seller Indemnified Parties” shall have the meaning referenced in Section 7.3 hereof.

10.1.68 “Seller Related Documents” shall have the meaning referenced in Section 7.2.1 hereof.

10.1.69 “Seller’s Basket” shall have the meaning referenced in Section 7.6.1 hereof.

10.1.70 “Sponsor” shall have the meaning referenced in Section 2.22.9 hereof.

10.1.71 “Subject Interests” shall have the meaning referenced in Section B of the Recitals hereof.

10.1.72 “Tax Returns” shall have the meaning referenced in Section 2.10.1 hereof.

10.1.73 “Taxes” shall have the meaning referenced in Section 2.10.2 hereof.

10.1.74 “Working Capital” shall have the meaning referenced in Section 1.1.3 hereof.

11.	Miscellaneous.

11.1 Schedules and Other Instruments. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

11.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the Parties except as may be herein specifically provided to the contrary; provided, however, at the reasonable request of a Party, the other Party or Parties shall execute such additional instruments and take such additional actions as the requesting Party may deem necessary to effectuate this Agreement. In addition and from time to time after Closing, the Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as the Purchaser reasonably may request, to effectively convey and transfer full right, title and interest to, vest in, and place Purchaser in legal, equitable and actual possession of the Subject Interests. The Seller shall also furnish Purchaser with such information and documents in the Seller’s possession or control, or which the Seller can execute or cause to be executed, as will enable Purchaser to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Subject Interests. Additionally, the Parties shall cooperate and use their respective reasonable efforts to have their respective present directors, officers and employees cooperate with each other on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement.

11.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of the other Party thereto would constitute a breach thereof or in any material way affect the rights of the Seller, as appropriate, thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights thereunder of the Seller so that Purchaser would not in fact receive all such rights, then the Parties shall cooperate in any reasonable arrangement designed to provide for the Parties the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of the Seller, against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

11.4 Legal Fees and Costs. In the event a Party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing Party will be entitled to recover such legal expenses, including, without limitation, reasonable attorney’s fees, costs and necessary disbursements at all court levels, in addition to any other relief to which such Party shall be entitled.

11.5 Third Party Beneficiary. The Parties hereto hereby acknowledge that Section 1.1 of this Agreement has been made for the benefit of HBK Investments, L.P., as the Seller’s lender (the Lender”), as well as the Seller. Lender shall have the same rights, powers, privileges, interests, and remedies as the Seller, whether arising under this Agreement or by statute or in law or in equity or otherwise, resulting from any failure by the Purchaser to perform its obligations hereunder, together, in each case, with full power and authority in its own name on behalf of Seller to enforce Seller’s obligations hereunder. No amendment or waiver of this Section 11.5 shall be effective unless in writing and signed by the Lender.

11.6 Choice of Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles.

11.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Party.

11.8 Cost of Transaction. Except as otherwise provided herein, whether or not the transactions contemplated hereby shall be consummated, the Parties agree as follows: (i) the Seller will pay the fees, expenses, and disbursements of the Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Purchaser shall pay the fees, expenses and disbursements of

Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto.

11.9 Waiver of Breach. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

11.10 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given: (i) upon receipt or refusal to accept receipt when delivered personally; (ii) on the date of acknowledgement of receipt of sent by facsimile, telegraphic or other electronic means or wire transmission; (iii) the next business day if sent by overnight courier, or (iv) five (5) days after being deposited in the United States mail, with postage prepaid thereon, or certified or registered mail, return receipt requested, addressed as follows:

Seller:	PainCare Surgery Centers II, Inc.
1030 North Orange Avenue
Suite 105
Orlando, Florida 32801
Attention: President

With a simultaneous copy to:	McDermott, Will & Emery
201 S. Biscayne Blvd.
Suite 2200
Miami, Florida 33131
Attention: Joshua M. Kaye, Esq.

Purchaser:	Surgery Partners Holdings, LLC
4726 North Habana Avenue, Suite 204
Tampa, Florida 33614
Attention: Michael T. Doyle

With a simultaneous copy to:	Akerman Senterfitt
401 East Jackson Street
Suite 1700
Tampa, Florida 33602
Attention: Joseph Rugg, Esq.

or to such other address, and to the attention of such other person or officer as any Party may designate, with copies thereof to the respective counsel thereof as notified by such Party.

11.11 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

11.12 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

11.13 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

11.14 Entire Agreement/Amendment. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the within subject matter and no Party shall be entitled to benefits other than those specified herein. As between or among the Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The Parties specifically acknowledge that in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties hereto.

11.15 Counterparts/Facsimile. This Agreement may be executed in two (2) or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one (1) and the same instrument. Signature pages executed by a party and transmitted by facsimile or by other electronic means shall be deemed a legally valid, binding and enforceable execution of this Agreement against such party.

11.16 Waiver of Jury Trial. Each party hereto hereby irrevocably waives any and all rights it may have to demand that any action, proceeding or counterclaim arising out of or in any way related to this agreement or the relationships of the parties hereto be tried by jury. This waiver extends to any and all rights to demand a trial by jury arising from any source including, but not limited to, the Constitution of the United States or any state therein, common law or any applicable statute or regulations. Each party hereto acknowledges that is knowingly and voluntarily waiving its rights to demand trial by jury.

11.17 Tax Advice and Reliance. Except as expressly provided in this Agreement, none of the Parties (nor any of the Parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other Party (or to any other Party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws. Each Party has relied solely upon the tax advice of its own employees or of representatives engaged by such Party and not on any such advice provided by any other Party hereto.

11.18 Interpretation. In this Agreement, unless the context otherwise requires:

11.18.1 references to this Agreement are references to this Agreement and to the Schedules and Exhibits attached hereto;

11.18.2 references to Articles and Sections are references to articles and sections of this Agreement;

11.18.3 references to any Party to this Agreement shall include references to its respective successors and permitted assigns;

11.18.4 references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

11.18.5 references to a person shall include references to any individual, company, body corporate, association, limited liability partnership, firm, joint venture, trust, governmental entity or agency, or any other type of entity;

11.18.6 the terms “hereof,” “herein,” “hereby” and derivative or similar words will refer to this entire Agreement;

11.18.7 references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;

11.18.8 references to “Knowledge,” “knowledge” or “aware” and all permutations thereof, shall mean the following: An individual will be deemed to have “Knowledge” of a particular fact or other matter if: such individual is actually aware of such fact or other matter or should have been aware in its capacity as the general partner of the Company; provided, however, that where “actual knowledge” is required, the party must have been actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter;

11.18.9 the word “including” shall mean including without limitation;

11.18.10 each representation, warranty and covenant contained herein shall have independent significance and, if any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant;

11.18.11 references to time are references to Eastern Standard Time; and

11.18.12 matters disclosed in any Schedule or Exhibit hereto shall not be considered disclosed for purposes of any provision hereof that does not specifically refer to such Schedule or Exhibit.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Partnership Interest Purchase Agreement as of the Effective Date.

PURCHASER:

SURGERY PARTNERS HOLDINGS, LLC, a Florida limited liability company

By:
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Title:

SURGERY PARTNERS OF CORAL GABLES, LLC, a Florida limited liability company

By:
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Title:

SELLER:

PAINCARE SURGERY CENTERS II, INC., a Florida corporation

By:
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EXHIBIT 1.1.1

CLOSING STATEMENT

EXHIBIT 1.1.3

PURCHASE PRICE ALLOCATION

EXHIBIT C

DR. DEMEO PURCHASE AGREEMENT

EXHIBIT 1.1

FIRST AMENDMENT

EXHIBIT 1.1.2

ESCROW AGREEMENT

EXHIBIT 1.3

ASSIGNMENT OF SUBJECT INTERESTS

FORM OF ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”) dated as of August ___, 2007 is between PainCare Surgery Centers, II, Inc., a Florida corporation (the “Seller”), and Surgery Partners of Coral Gables, LLC, a Florida Limited liability company (the “Purchaser”).

Any capitalized terms not defined herein shall have the meaning ascribed to them in that certain Partnership Interest Purchase Agreement by and between Purchaser and Seller, dated August ___, 2007 (the “Purchase Agreement”)

RECITALS

WHEREAS, the Seller and the Purchaser are parties to that certain Purchase Agreement, providing for, among other things, the transfer and assignment to the Purchaser by the Seller of sixty-three and nine one-hundredths percent (63.09%) of the outstanding partnership interests (the “Subject Interests”) of PSHS Beta Partners, Ltd, d/b/a “The Gables Surgical Center” (the “Company”), in consideration of the payment of the Purchase Price in the amount and manner and on the terms and conditions provided in Section 1.2 of the Purchase Agreement; and

WHEREAS, the Parties now desire to carry out the intent and purpose of the Purchase Agreement by the Seller’s execution and delivery to the Purchaser of this instrument evidencing the vesting in the Purchaser of the Subject Interests, in addition to such other instruments as the Purchaser shall have otherwise received or may hereafter request.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into this Assignment as an integral part hereof and not as a mere recitals hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Transfer and Assignment. The Seller hereby conveys, assigns, transfers and delivers to the Purchaser, its successors and assigns, to have and to hold, and for its use and benefit, all right, title and interest, legal and equitable, in and to the Subject Interests, free and clear of any and all claims, liens, security interests, rights of first refusal, options, warrants or other Encumbrances of any nature other than the Permitted Encumbrances.

2. Purchase Price. On the date hereof, Purchaser has delivered to the Seller the Purchase Price, as provided for in the Purchase Agreement.

3. Cooperation. The Parties, from time to time after the delivery of this Assignment, will to the extent permitted by law and agreements to which they are a Party, upon the reasonable request of the other Party hereto, execute, acknowledge and deliver, all such further documents as may be reasonably required for the assignment and transfer of the Subject Interests to the Purchaser.

4. Benefit; Purpose; Modification. This Assignment shall inure to the benefit of the Seller, the Purchaser and their respective legal representatives, successors and assigns. The sole purpose hereof is to assign and transfer the Subject Interests to the Purchaser and not to create third-party beneficiary rights. Therefore, this Assignment may be modified by a writing signed by the Seller and the Purchaser without the consent of any third party. Nothing in this Assignment shall affect the rights, duties or obligations of any of the parties under the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed in several counterparts (each of which shall constitute an original hereof) by their respective duly authorized officers as of the date first above written.

PURCHASER:

SURGERY PARTNERS OF CORAL GABLES, LLC, a Florida limited liability company

By:
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Title:

SELLER:

PAINCARE SURGERY CENTERS II, INC., a Florida corporation

By:
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Title: